                   SAFECO CORPORATION AND SUBSIDIARIES
                   NINE MONTHS ENDED SEPTEMBER 30, 1997

To Our Shareholders:

Our net income for the first nine months of 1997 was $350.5 million or $2.77 per share, compared with $2.64 per share for 1996. If we exclude realized gain from investments, our income was $2.23 per share, compared with $2.28 per share in 1996.

PROPERTY AND CASUALTY INSURANCE

Property and casualty operations for the first nine months of 1997 produced pretax income of $229.5 million before realized gain from investments, compared with $243.1 million for the first nine months last year. The company had an underwriting profit of $19.2 million for the first nine months, compared with $31.9 million for the same period last year. The third quarter produced an underwriting loss of $11.7 million. This compares with profits of $25.4 million for the third quarter last year and $23.6 million last quarter. The combined loss and expense ratio was 98.9 for the first nine months and
101.9 for the third quarter only. This compares with 98.1 for the first nine months last year and 95.6 for the third quarter a year ago. Investment income was $210.3 million, down less than 1% from a year ago.

Personal auto, our largest line, reported an underwriting profit of $35.3 million for the first nine months, compared with a profit of $46.1 million for the first nine months last year. The profit for the third quarter was $6.8 million. The number of vehicles insured at the end of September was 8% higher than a year ago. Average loss costs were down slightly during the first nine months due to a decline in both the frequency and severity of auto bodily injury claims.

Homeowners had an underwriting loss of $21.0 million for the first nine months, compared with a loss of $57.3 million for the first nine months of 1996. Catastrophe losses for this line were $31 million, compared with $45 million for the first nine months a year ago. We are working on several initiatives to continue to improve homeowners' results through a combination of higher prices, increased deductibles and proper insurance to value.

Other personal lines, which provide coverage for earthquake, dwelling fire, inland marine and boats, produced an underwriting profit of $10.9 million for the first nine months, compared with a profit of $13.7 million for the first nine months last year.

Commercial lines produced an underwriting loss of $22.1 million during the third quarter operating at a combined ratio of 114.3. For the first nine months, the underwriting loss was $25.4 million, and the combined ratio was
105.6. By comparison, commercial lines reported an underwriting profit of $10.3 million for the first nine months last year and a combined ratio of
97.6. The current year results reflect several unusually large losses during the third quarter. Also, the results for the prior year and first six months of 1997 were favorably impacted by claims settled for less than had been reserved.

Surety continues to experience excellent results. The profit for this line was $16.5 million for the first nine months, compared with a profit of $18.3 million for the first nine months last year.

Premiums written for the first nine months increased 5% over a year ago with personal lines up 6% and commercial lines up 4%.

LIFE AND HEALTH INSURANCE

Our life and health insurance operations produced a pretax profit, before realized gain from investments, of $108.4 million for the first nine months of 1997. This compares with $103.6 million for the same period last year. The third quarter profit was $35.5 million, compared to $34.3 million reported in the third quarter of 1996.

Combined nine months earnings for the annuity and retirement services lines were $40.4 million, compared with $38.7 million reported for the first nine months of 1996. Low market interest rates and competitive pressures continue to affect our profit margins for the annuity and retirement services lines. Combined assets under management for both lines of business now total $10.6 billion, up from the $9.7 billion at year end.

On September 3, 1997 we announced a strategic alliance to distribute SAFECO Life annuities through Washington Mutual's multi-state banking network. As a part of the alliance, we will acquire Washington Mutual's insurance subsidiary, WM Life Insurance Company. The $140 million acquisition is expected to be completed by year-end.

REAL ESTATE

SAFECO Properties' pretax income was $7.2 million for the first nine months of 1997, compared with $9.7 million in 1996. This decrease is primarily attributable to 1996 land sales not duplicated in 1997 and to the expensing of the carrying costs on a regional shopping center being renovated.

Our commercial and medical real estate properties continue to produce solid operating results. In addition, Redmond Town Center, our 1.4 million square-foot, mixed-use development in Redmond, Washington, celebrated its grand opening on September 18.

CREDIT

SAFECO Credit Company produced a record pretax profit of $15.6 million for the first nine months of 1997, compared with $14.0 million in the first nine months of 1996. Pretax income in the third quarter was also a quarterly high at $5.8 million, compared with $5.3 million in the second quarter. The results reflect continuing portfolio growth, low write-off and delinquency experience, and a decreasing operating expense ratio. Non-affiliate receivables and operating leases total $1.0 billion, representing a 16% annualized increase during 1997.

ASSET MANAGEMENT

The pretax income from asset management activities for the first nine months of 1997 was $4.3 million. This is higher than the $3.8 million earned during the same period last year, after excluding a $1.4 million one-time gain recognized in 1996. Our current results reflect continued development costs in our efforts to increase the number of channels through which we sell our products. These efforts contributed to a 52% increase in assets under management since last year, which total a record $4.8 billion at September 30, 1997.

INVESTMENT PORTFOLIOS

During the quarter, we recognized a significant amount of gains on sale of investments. This was a result of the liquidation of approximately $600 million of our securities portfolio, which was used in the acquisition of American States Financial Corporation.

The market value of our consolidated bond portfolio was $1.1 billion in excess of amortized cost at September 30, 1997, compared with $847 million at December 31, 1996. The market value of our equity securities portfolio was $885 million in excess of cost at September 30, 1997.

ACQUISITION OF AMERICAN STATES FINANCIAL CORPORATION

On October 1, 1997, we acquired American States Financial Corporation for $2.8 billion in cash plus the repayment of $300 million of American States' debt to its parent, Lincoln National Corporation. We have essentially completed our financing related to this acquisition as described below (in millions):

          Internal Funds           $  600
          Common Stock                596
          Capital Securities          842
          Senior Notes                200
          Commercial Paper            886
                                   ------
                                   $3,124
                                   ------
                                   ------

The fourth quarter of 1997 will be the first quarter that SAFECO and American States will operate as a combined entity.




                                        /s/ Roger H. Eigsti
                                       ------------------------------------
October 24, 1997                       Roger H. Eigsti
Seattle, Washington                    Chairman and Chief Executive Officer

                      SAFECO CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                                (IN MILLIONS)



                                                             SEPTEMBER 30      DECEMBER 31
                                                                 1997             1996
ASSETS
Investments:
  Fixed Maturities, at Market Value
    (Cost: 1997--$11,323.4; 1996--$11,270.5)...............  $12,154.1         $11,936.3
  Fixed Maturities, at Amortized Cost
    (Market Value: 1997--$3,005.2; 1996--$2,670.0).........    2,705.0           2,488.3
  Marketable Equity Securities, at Market Value
    (Cost: 1997--$518.2; 1996--$641.8).....................    1,403.5           1,298.8
  Real Estate..............................................      608.9             554.0
  Other Invested Assets....................................    3,842.9             612.1
                                                             ---------         ---------
    Total Investments......................................  $20,714.4          16,889.5

Finance Receivables........................................      929.4             829.0
Deferred Policy Acquisition Costs..........................      407.3             396.1
Other Assets...............................................    2,193.7           1,803.1
                                                             ---------         ---------
    Total..................................................  $24,244.8         $19,917.7
                                                             ---------         ---------
                                                             ---------         ---------
LIABILITIES AND SHAREHOLDERS' EQUITY
Losses, Adjustment Expense and Future Policy Benefits......  $ 2,148.5         $ 2,237.9
Unearned Premiums..........................................    1,010.8             946.9
Funds Held Under Deposit Contracts.........................   10,617.9           9,792.7
Debt.......................................................    3,022.9           1,233.5
Other Liabilities..........................................    2,010.3           1,591.4
                                                             ---------         ---------
    Total Liabilities......................................   18,810.4          15,802.4

Capital Securities.........................................      841.6                 -

Common Shareholders' Equity (Common shares issued and
  outstanding: 1997--126.3; 1996--126.3)...................    4,592.8           4,115.3
                                                             ---------         ---------
    Total..................................................  $24,244.8         $19,917.7
                                                             ---------         ---------
                                                             ---------         ---------
Book Value per Common Share...............................   $   36.35         $   32.58



                                              NINE MONTHS ENDED              THREE MONTHS ENDED
                                                 SEPTEMBER 30                   SEPTEMBER 30
                                              1997          1996            1997          1996
                                            --------      --------         --------      --------
REVENUES
Property and Casualty....................   $1,957.2      $1,860.9         $  676.4      $  641.3
Life and Health..........................      204.0         199.0             69.0          66.7
Investment (Excluding Realized Gain).....      887.5         830.6            303.8         280.7
Real Estate..............................       51.3          57.1             18.6          17.5
Credit...................................       70.5          62.0             25.0          21.6
Asset Management.........................       18.7          16.5              6.9           5.2
Talbot Financial.........................       38.2          28.5             13.2           9.8
                                            --------      --------         --------      --------
     Total..............................    $3,227.4      $3,054.6         $1,112.9      $1,042.8
                                            --------      --------         --------      --------
                                            --------      --------         --------      --------

                    SAFECO CORPORATION AND SUBSIDIARIES
                 SUMMARY OF CONSOLIDATED INCOME (UNAUDITED)
                   (IN MILLIONS EXCEPT PER SHARE AMOUNTS)


                                                NINE MONTHS ENDED      THREE MONTHS ENDED
                                                  SEPTEMBER 30            SEPTEMBER 30
                                                 1997        1996       1997         1996

Income (Loss) before Realized Gain
and Income Taxes:
     Property and Casualty Insurance:
          Underwriting Gain (Loss)..........   $ 19.2       $ 31.9     $(11.7)      $ 25.4
          Net Investment Income.............    210.3        211.2       70.9         70.4
                                               ------       ------     ------       ------
               Total Property and Casualty..    229.5        243.1       59.2         95.8
     Life and Health Insurance..............    108.4        103.6       35.5         34.3
     Real Estate............................      7.2          9.7        1.7          3.2
     Credit.................................     15.6         14.0        5.8          5.3
     Asset Management.......................      4.3          5.2        1.9          1.4
     Corporate..............................     (2.9)        (6.1)      (1.4)        (2.5)
                                               ------       ------     ------       ------
               Total........................    362.1        369.5      102.7        137.5

Realized Investment Gain before Tax.........    105.6         69.5       64.8         16.7
                                               ------       ------     ------       ------
Income before Income Taxes..................    467.7        439.0      167.5        154.2
                                               ------       ------     ------       ------
Provision for Income Taxes on:
     Income before Realized Gain............     77.6         82.1       19.5         32.3
     Realized Investment Gain...............     36.1         24.2       22.8          5.9
                                               ------       ------     ------       ------
               Total........................    113.7        106.3       42.3         38.2
                                               ------       ------     ------       ------
Income before Distributions on
     Capital Securities.....................    354.0        332.7      125.2        116.0

Distributions on Capital Securities,
     Net of Tax.............................      3.5            -        3.5            -
                                               ------       ------     ------       ------
Net Income..................................   $350.5       $332.7     $121.7       $116.0
                                               ------       ------     ------       ------
                                               ------       ------     ------       ------
Net Income Per Share of Common Stock:
     Income before Realized Gain............   $ 2.23       $ 2.28     $  .63       $  .83
     Realized Gain..........................      .54          .36        .33          .09
                                               ------       ------     ------       ------
Net Income..................................   $ 2.77       $ 2.64     $  .96       $  .92
                                               ------       ------     ------       ------
                                               ------       ------     ------       ------
Dividends Paid to Common Shareholders.......   $  .90       $  .82     $  .32       $  .29